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                   News From First Chester County Corporation
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  FOR IMMEDIATE RELEASE           CONTACT:
                                  First National Bank Shareholder Relations
                                  (484) 881-4141
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                        First Chester County Corporation
                         Announces Third Quarter Results
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                               September 11, 2001


(October 31, 2001 - West Chester, PA) Charles E. Swope, Chairman of the Board and President of First National Bank of Chester County, subsidiary of First Chester County Corporation, stated "The tragic events of September 11, 2001 are on our mind and in our hearts. Consequently, these events have forced us to make immediate modifications to our short and long term tactical and strategic plans with a focus on long term sustained probitability."

                       24.6% Increase in Equipment Leasing

Equipment Leasing net outstandings for the nine months ended September 30, 2001 were $28.2 million, an increase of 24.6% compared to the same period in 2000. Revenue on equipment leasing increased 17.0% over the same period. The Leasing Department of the Bank has experienced outstanding growth since its inception in 1988.

                          Nine Month Net Income Results

Income and earnings per share for the nine-month period ended September 30, 2001 was $2.752 million and $0.62 per share, respectively. Mr. Swope remarked, "2001 earnings were impacted by the rapid rate decreases initiated by the Federal Reserve Bank over the first 10 months of this year, as well as costs associated with our branch expansion program. Although our loan demand remains strong, the slowdown in our national and local economies has resulted in some isolated loan delinquencies. These delinquences do not indicate an erosion of credit quality in our portfolio and our underwriting standards have not wavered."

                           Three New Branches in 2001

Plans are underway to open our 15th branch, " Hershey's Mill", located on Boot Road in East Goshen Township in December. Earlier this year, First National opened new branch locations in Lionville and New Garden and is very excited about the new business prospects of all three new locations.

                     About First Chester County Corporation

First Chester County Corporation, the parent of First National Bank of Chester County, chartered in 1863, provides quality financial services to the residents, businesses and government organizations of the Chester County, Pennsylvania marketplace from 15 locations. First Chester County Corporation is the largest independent community bank headquartered in Chester County, Pennsylvania. First Chester County Corporation common stock is traded in the over-the-counter market under the symbol of "FCEC." For additional information, visit us at www.fnbchestercounty.com.

This news release contains certain forward-looking statements, either expressed or implied, which concern anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company's control and could impede its ability to achieve these goals. For more information, please contact the Bank's Shareholder Relations Department at 484 881-4141 or visit our interactive website at www.fnbchestercounty.com.
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
               First Chester County Corporation, parent company of
                    The First National Bank of Chester County
                                   (unaudited)


(Dollars in thousands, except per share data)


SELECTED FINANCIAL DATA                                       SEPTEMBER 30,          DECEMBER 31,
                                                2001              2000                  2000
                                     ------------------    -----------------       ----------------

Assets                                $        560,381    $        533,469    $        550,689
Gross Loans                                    434,549             392,070             406,889
Investment Securities                           85,511             102,550              94,195
Deposits                                       476,311             449,801             471,490
Shareholders Equity                             44,790              40,960              43,012
Assets Under Management & Custody              469,400             466,600             455,200


STATEMENT OF INCOME                      THREE MONTHS ENDED SEPTEMBER 30,         NINE MONTH ENDED SEPTEMBER 30,
                                               2001                2000                2001               2000
                                     ------------------------------------    -----------------------------------

Interest Income                       $        9,514       $      10,043     $        29,502     $       29,388
Interest Expense                               3,782               4,422              12,267             12,452

Net Interest Income                            5,732               5,621              17,235             16,936

Provision For Loan Loss                        1,400                 355               1,770                822

Net Interest Income After
  Provision For Loan Loss                      4,332               5,266              15,465             16,114

Non-Interest Income                            1,569               1,958               4,629              4,691
Non-Interest Expense                           5,669               5,106              16,219             14,640

Income Before Taxes                              232               2,118               3,875              6,165

Income Taxes                                     130                 590               1,123              1,701

Net Income                            $          102      $        1,528        $      2,752      $       4,464
                                     ================    ================    ================    ===============


PER SHARE DATA (1)

Net Income Per Share (Basic)          $         0.02      $         0.34        $       0.62      $        0.98
Net Income Per Share (Diluted)        $         0.02      $         0.33        $       0.61      $        0.98
Cash Divided Declared                 $        0.130      $        0.130        $      0.390      $       0.380
Book Value                            $        10.12      $         9.12        $      10.12      $        9.12



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